Exhibit 10.2

DISTRIBUTION AND REDEMPTION AGREEMENT

THIS DISTRIBUTION AND REDEMPTION AGREEMENT (this “Agreement”), dated as of June 15, 2021 (the “Effective Date”), is made and entered into by and between Build-To-Core Industrial Partnership I LP, a Delaware limited partnership (the “Partnership”), IPT BTC I GP LLC, a Delaware limited liability company (“BCI GP”) and IPT BTC I LP LLC, a Delaware limited liability company (“BCI LP” and together with BCI GP, the “BCI Parties”).  Each of the Partnership, BCI GP and BCI LP are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.  Each of QR Master Holdings USA II LP, a Manitoba limited partnership (“QR”), QR BTC GP LLC, a Delaware limited liability company (“New QR GP”), and QR Industrial LP, a Delaware limited partnership (“New QR LP”), as a partner in the Partnership, has executed a joinder to this Agreement for the limited purpose of consenting to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and, solely with respect to QR, to agree to its indemnification and tax matters rights and obligations under Section 4 of this Agreement.  BCI OP has executed a joinder to this Agreement for the exclusive purpose of agreeing to be bound jointly and severally with each BCI Party solely with respect to the indemnification obligations of each BCI Party under Section 4(c) of this Agreement.  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Partnership Agreement (as defined below).

RECITALS

WHEREAS, pursuant to that certain Fourth Amended and Restated Limited Partnership Agreement of Partnership dated as of December 30, 2016 (as amended, the “Partnership Agreement”), BCI GP owns an 8.961% partnership interest in the Partnership as a general partner of the Partnership (the “BCI GP Interest”) and BCI LP owns an 18.106 % limited partnership interest in the Partnership;

WHEREAS, the Partnership owns 100% of the limited partnership interests (the “Holdco LP Interests”) in BTC Intermediate Holdco LP, a Delaware limited partnership (“Holdco”) and BCI GP is the non-economic general partner of Holdco;

WHEREAS, as of the date hereof, Holdco owns 100% of the common limited liability company membership interests (the “Subject Interests”) in BTC I REIT B LLC, a Delaware limited liability company (“REIT B”);

WHEREAS, on the Effective Date but prior to the Closing (defined below), the Partnership will contribute cash to REIT B in an amount equal to $244,996,000 (the “REIT B Cash Contribution”);

WHEREAS, the Partnership owns 100% of the common limited liability company membership interests in BTC I REIT A LLC, a Delaware limited liability (“REIT A”);

WHEREAS, the Partnership’s interests in REIT A and REIT B constitute substantially all of the assets of the Partnership;

WHEREAS, in accordance with this Agreement: (i) BCI GP, in its capacity as the general partner of Holdco, will cause Holdco to  distribute the Subject Interests to the Partnership; (ii) the

Partnership will distribute the Subject Interests to the BCI Parties as more particularly described herein; and (iii) the Partnership will redeem the BCI GP Interest and the BCI LP Interest (clauses (i) – (iii) being the “Transaction”); and

WHEREAS; each of the Partnership and the BCI Parties desire for the Transaction to occur.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties agree as follows:

Section 1.Distribution and Redemption. At the Closing:
(a)REIT B Cash Contribution.  The Partnership shall have made the REIT B Cash Contribution.
(b)Holdco Distribution.  BCI GP, in its capacity as the general partner of Holdco, shall cause Holdco to distribute the Subject Interests to the Partnership (the “Holdco Distribution”).
(c)BCI GP Distribution and Redemption of BCI GP Interest.  Upon the occurrence of the Holdco Distribution and concurrently with the BCI LP Distribution and the BCI LP Redemption (each as defined below), the Partnership will (i) distribute 33.10744% of the Subject Interests to BCI GP (the “BCI GP Distribution”) in exchange for the redemption of the BCI GP Interest and BCI GP will assign the BCI GP Interests in exchange for the BCI GP Distribution (the “BCI GP Redemption”), upon which, BCI GP will cease to be a partner in the Partnership and (ii) assign all of its right, title and interest in and to the Holdco LP Interests to BCI GP.
(d)BCI LP Distribution and Redemption of BCI LP Interest.  Upon the occurrence of the Holdco Distribution and concurrently with the BCI GP Distribution and the BCI GP Redemption, the Partnership will distribute (i) 66.89256% of the Subject Interests to BCI LP (the “BCI LP Distribution”) in exchange for the redemption of the BCI LP Interest and BCI LP will assign the BCI LP Interests in exchange for the BCI LP Distribution (the “BCI LP Redemption” and together with the BCI GP Redemption, the “BCI Redemption”), upon which, BCI LP will cease to be a partner in the Partnership.
(e)Agreement on Value. The Parties hereby agree that they intend for (i) the BCI GP Interests to be redeemed for consideration equal to the net asset value of the Partnership multiplied by BCI GP’s percentage interest in the Partnership (i.e., 8.961%) and (B) the BCI LP Interests to be redeemed for consideration equal to the net asset value of the Partnership multiplied by BCI LP’s percentage interest in the Partnership (i.e., 18.106%).
Section 2.Closing.
(a)The Closing. The closing of the Transaction (the “Closing”) shall occur on the Effective Date through mutually acceptable escrow arrangements, and there shall be no requirement that any of the Parties physically attend the Closing, and all funds and documents to be delivered at the Closing shall be delivered as mutually determined by the Parties.

(b)BCI GP Deliveries.  At the Closing, BCI GP shall deliver to the Partnership the following:
(i)An executed counterpart to the Assignment and Redemption of Interests in the form attached hereto as Exhibit A-1 (the “BCI GP Assignment”).
(ii)A certificate in the form attached hereto as Exhibit C (a “FIRPTA Certificate”), executed by BCI IV Operating Partnership LP, a Delaware limited partnership (“BCI OP”) asserting that BCI GP is disregarded as an entity separate from BCI OP for U.S. federal income tax purposes, certifying that such person is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Internal Revenue Code of 1986, as amended (the “Code”)) for the purposes of the provisions of Section 1445(a) of the Code.
(iii)A tax opinion letter of King & Spalding LLP addressed to QR and dated as of the Effective Date, in the form attached hereto as Exhibit B.
(c)BCI LP Deliveries.  At the Closing, BCI LP shall deliver to the Partnership the following:
(i)An executed counterpart to the Assignment and Redemption of Interests in the form attached hereto as Exhibit A-2 (the “BCI LP Assignment”).
(ii)A FIRPTA Certificate executed by BCI OP asserting that BCI LP is disregarded as an entity separate from BCI OP for U.S. federal income tax purposes.
(d)Partnership’s Deliveries.  At the Closing, the Partnership shall deliver to BCI GP and BCI LP, as applicable, the following:
(i)An executed counterpart to the BCI GP Assignment.
(ii)An executed counterpart to the BCI LP Assignment.
(iii)A FIRPTA Certificate, executed by the Partnership.
(iv)Written confirmation from the general partner of the Partnership that the REIT B Cash Contribution has occurred.
(e)Costs.  Any excise, sales, transfer or other taxes (“Transfer Taxes”) and any escrow fees or other charges and expenses not specifically provided for herein and incurred in connection with the Closing shall be borne fifty percent (50%) by (x) BCI GP with respect to the BCI GP Distribution and BCI GP Redemption and (y) BCI LP with respect to the BCI LP Distribution and BCI LP Redemption, and fifty percent (50%) by the Partnership.  In the event that after the Closing, it is determined that the BCI Parties, on the one hand, and/or the Partnership and its affiliates, on the other hand, owe any additional Transfer Taxes to any governmental authority in connection with the Closing, each of the BCI Parties and the Partnership hereby agrees to pay (or reimburse the owing Party for its applicable share (as set forth in this Section 2(e)) of such Transfer Taxes within ten (10) business days of receiving notice from the owing party that such Transfer Taxes are due.  The Party against which such Transfer Taxes are assessed (whether the BCI Parties, on the one hand, or the Partnership, on the other hand) shall provide notice to the other Party of such assessment and shall have the authority to control any contest of such Transfer Taxes, except that if such Party declines to contest such Transfer Taxes, the other Party shall be permitted to contest such Transfer Taxes on its behalf.  A Party contesting such Transfer Taxes shall (i) keep the other Party reasonably informed of such contest, (ii) allow the other Party to participate (at such other Party’s expense) in such contest, (iii) consider in good faith all reasonable comments from the other Party regarding the conduct of or positions taken with respect to such contest, and (iv) not settle or compromise any such contest without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed).  Costs and expenses of such contest shall be reimbursed in accordance with each Party’s applicable share (as set forth in this Section 2(e)) of such Transfer Taxes.  In connection with the foregoing, the BCI Parties, on the one hand, and the Partnership, on the other hand, shall indemnify, defend and hold the other harmless from and against any and all losses, costs, damages and expenses (including reasonable attorneys’ fees and court costs) actually incurred or paid by such other Party as a result of a breach of this Section 2(e) by such Party following the Closing.  Each of the Parties shall pay and be responsible for 100% of its own legal costs and fees incurred in connection with this Agreement and the transactions contemplated hereby.  BCI shall be responsible for paying 29.15% of any prepayment premium payable to the lender under the loan (the “State Farm Loan”) secured by, among other things, the real property owned by IPT Tuscany IC LLC, a Delaware limited liability company and a subsidiary of REIT B (“IPT Tuscany”), IPT Dallas Distribution Land LP, a Delaware limited partnership and a subsidiary of REIT A (“IPT Dallas Land”), and IPT Dallas Distribution Portfolio LP, a Delaware limited partnership and a subsidiary of REIT A (“IPT Dallas Portfolio” and together IPT Dallas Land, “IPT Dallas”), which loan is contemplated to be prepaid in full substantially concurrent with the closing hereunder, and the Parties acknowledge and agree that 29.15% represents the percentage of the State Farm Loan allocated to the real property owned by IPT Tuscany.  The Partnership shall be responsible for paying 64.22% of the prepayment premium payable to the lender under the State Farm Loan, which the Parties acknowledge and agree represents the percentage of the State Farm Loan allocated to the real property owned by IPT Dallas.   This Section 2(e) shall survive the closing.
(f)Adjustments.
(i)Each of the Parties hereto acknowledges and agrees that the distribution from the Partnership of the common limited liability company interests in REIT B to BCI in consideration of the BCI Redemption was intended to be an exchange of equal value such that the net asset value of REIT B at the time of the BCI Redemption (immediately after giving effect to the REIT B Cash Contribution) (the “REIT B Net Asset Value”) was equal to the net asset value of BCI GP’s and BCI LP’s aggregate interest in the Partnership at such time (the “BCI Partnership Interest” and such net asset value, the “BCI Partnership Interest Net Asset Value”).
(ii)The Parties further acknowledge and agree that as of the Effective Date, the most recent available balance sheets for the Partnership and its subsidiaries are as of March 31, 2021 (the “Initial Closing Balance Sheets”) and accordingly, the calculations used to determine the REIT B Net Asset Value and the BCI Partnership Interest Net Asset Value were based on the Initial Closing Balance Sheets. Such calculations are attached hereto as Exhibit D (the “Initial Calculation”).

(iii)Accordingly, as soon as reasonably practical and in all events within ninety (90) days following the Effective Date, BCI GP will deliver to the Partnership balance sheets for the Partnership and its subsidiaries as of the Effective Date (the “Final Closing Balance Sheets”) together with a statement setting forth revised calculations of the REIT B Net Asset Value and of the BCI Partnership Interest Net Asset Value based on the Final Closing Balance Sheets, which calculations shall be in the same form as the Initial Calculation, as set forth on Exhibit D (the “Final Calculation” and as applied to the REIT B Net Asset Value, the “Final REIT B Net Asset Value,” and as applied to the BCI Partnership Interest, the “Final BCI Partnership Interest Net Asset Value”); provided that the Parties acknowledge and agree that the value of the real estate reflected on the Initial Closing Balance Sheets is final and will not change on the Final Closing Balance Sheets.
(iv)To the extent there is any difference between the Initial Calculation and the Final Calculation, the BCI Parties on the one hand, and the Partnership, on the other hand, shall make true-up adjustments within ten (10) business days following delivery of the Final Closing Balance Sheets and the Final Calculation, as follows:
(A)to the extent the Final REIT B Net Asset Value exceeds the Final BCI Partnership Interest Net Asset Value, the BCI Parties shall pay the amount of such excess to the Partnership; and
(B)to the extent the Final BCI Partnership Interest Net Asset Value exceeds the Final REIT B Net Asset Value, the Partnership shall pay the amount of such excess to the BCI Parties.
(v)Each of the BCI Parties shall be obligated to pay, or entitled to receive, as applicable, its proportionate share of any true-up payment due under this Section 2(f).
(vi)This Section 2(f) shall survive the Closing.
(g)Tax Treatment.  The Parties acknowledge and agree that (i) the Holdco Distribution and the assignment of the Partnership’s interests in Holdco to the BCI GP will be disregarded for U.S. federal income tax purposes, (ii) the BCI GP Distribution and BCI LP Distribution will be treated as a distribution of REIT B to BCI OP as described in Section 731 of the Code, except that to the extent of any adjustment pursuant to Section 2(f) resulting in a cash payment by the BCI Parties to the Partnership, the distribution will be treated as a disguised sale of interests in REIT B to BCI OP described in Section 707(a)(2)(B) of the Code.  The Parties (including their respective affiliates) further agree not to take any position on any tax return or in connection with any tax audit, examination or other action that is inconsistent with the foregoing, except to the extent required by an applicable change in law or a final “determination” within the meaning of Section 1313(a) of the Code.  This Section 2(g) shall survive the Closing.
Section 3.Representations and Warranties.
(a)Representations and Warranties of the Parties.  The Partnership hereby represents and warrants to the BCI Parties, and each of the BCI Parties hereby represents and warrants to the Partnership, as of the Effective Date, as follows:

(i)Such person is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware;
(ii)Such person has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such person and constitutes a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally, and by general equitable principles; and
(iii)The execution and delivery of this Agreement by such person and the performance hereunder by such person will not conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any person the right to exercise any remedy under, and/or any contractual obligation under:  (A) its organizational documents or any other charter document or document governing its affairs; (B) any applicable law; and/or (C) any agreements, instruments, orders, judgment decrees, or governmental regulation to which such person is bound or to which such person’s assets are subject.
(b)Representations and Warranties of BCI GP. BCI GP further represents and warrants to the Partnership as follows:
(i)BCI GP is the lawful owner of the BCI GP Interests, free and clear of all security interests, liens, encumbrances, equities, pledges, charges and any other restrictions on transfer, and BCI GP is not a party to any agreement, written or oral, creating rights in respect of the BCI GP Interests in any third person (other than any rights under the Partnership Agreement; and
(ii)BCI GP is not a party to, and has no actual knowledge of, any pending or threatened claim, litigation or any similar proceeding relating to or affecting the BCI GP Interests.
(c)Representations and Warranties of BCI LP. BCI LP further represents and warrants to the Partnership as follows:
(i)BCI LP is the lawful owner of the BCI LP Interests, free and clear of all security interests, liens, encumbrances, equities and other charges, and BCI LP is not a party to any agreement, written or oral, creating rights in respect of the BCI LP Interests in any third person (other than any rights under the Partnership Agreement; and
(ii)BCI LP is not a party to, and has no actual knowledge of, any pending or threatened claim, litigation or any similar proceeding relating to or affecting the BCI LP Interests.
(d)Survival.  This Section 3 shall survive the Closing.
Section 4.Tax Matters.

(a)Partnership Representative.  QR shall cause the Partnership Agreement to be amended and restated to provide, among other things, that, from and after the Effective Date, New QR GP shall be designated as the “partnership representative” as defined in Section 6223(a) of the Code (the “Partnership Representative”) for all current and future tax periods. Additionally, promptly upon the occurrence of an event permitting the Partnership to revoke the authority of a “partnership representative” for a prior taxable year, the Partnership shall revoke the authority of BCI GP’s designee for such year.  The BCI Parties shall cooperate to effect such revocation and BCI GP shall cause its designee as “partnership representative” for such prior taxable year to take no action in such capacity prior to the effective time of such revocation.
(b)Push-Out Election.  Except as otherwise agreed to in writing between QR and BCI GP, in the event of any audit, examination, proceeding or other action conducted by any Governmental Authority in respect of the Partnership with respect to any taxable period (or portion thereof) ending on or before the Effective Date (the “Pre-Closing Tax Period”), QR shall cause the Partnership Representative to cause the Partnership to make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment for such Pre-Closing Tax Period, to the extent the Partnership is permitted to do so.  QR shall cooperate, and shall cause any other partners of the Partnership to cooperate, with the Partnership and the Partnership Representative and take any action, such as filings, disclosures, and notifications, necessary to effectuate such election.  Except as necessary to effect the foregoing, QR shall control any pending or threatened audit, proposed adjustment or deficiency, assessment, administrative or judicial proceeding, or other Action against the Partnership with respect to taxes for any tax period.
(c)Indemnification for Taxes.  Each of BCI LP, BCI GP, and QR, as the existing partners in the Partnership prior to the Closing (in such capacity, the “Pre-Closing Partners”), shall severally indemnify the Partnership (or in the event that the Partnership has “ceased to exist,” its “former partners,” as such terms are defined under Treasury Regulations Section 301.6241-3, and for this purpose, such “former partners” shall be third-party beneficiaries of this Agreement) for such Pre-Closing Partner’s share of any “imputed underpayment” (within the meaning of the Code and Treasury Regulations promulgated thereunder) or similar liability or charge of federal, state, local income or other taxes (including any interest, penalties, additions to tax, and audit costs with respect to such adjustment), in each case, attributable to such Pre-Closing Partner’s interest in the Partnership for any taxable period (or portion thereof) ending on or before the Effective Date. For avoidance of doubt, each Pre-Closing Partner’s respective share of any such underpayment of taxes or other tax liability of the Partnership shall be determined taking into account any reductions of such amount under Section 6225 of the Code (or similar provision of state, local, or other tax law) that are attributable to such Pre-Closing Partner, or that would be available to the Partnership and attributable to such Pre-Closing Partner if all other relevant Pre-Closing Partners complied with the procedures necessary to give effect to such reduction, but shall not take into account reductions of such underpayment attributable to any other Pre-Closing Partner.  To the extent any such underpayment of taxes or other tax liability attributable to any such Pre-Closing Partner is imposed on or required to be paid by the Partnership, such Pre-Closing Partner shall, within thirty (30) days after written demand therefor, reimburse the Partnership for the full amount paid by the Partnership. Additionally, each Pre-Closing Partner shall indemnify, and reimburse, to the fullest extent permitted by law, the Partnership Representative for its respective share (as determined under the Partnership Agreement as of immediately prior to the Effective Date) of all Losses incurred with respect to the tax liability of the Pre-Closing Partners, except to the extent the

Partnership Representative’s conduct constituted a Willful Bad Act or gross negligence.  Notwithstanding anything in this Agreement to the contrary, each Pre-Closing Partner’s indemnification obligations under this Section 4(c) shall survive until sixty (60) days after the expiration of the applicable statute of limitations.

BCI OP has executed a joinder to this Agreement for the exclusive purpose of agreeing to be bound jointly and severally with each BCI Party solely with respect each BCI Party’s indemnification obligations under this Section 4(c).

(d)Tax Contests.  From and after the Effective Date, QR shall promptly notify BCI GP in writing upon receipt by QR or any of its affiliates of any communication from any Governmental Authority concerning any pending or threatened audit, proposed adjustment or deficiency, assessment, administrative or judicial proceeding, or other action, in each case with respect to taxes (including penalties, interest and additions thereto) for a Pre-Closing Tax Period, against REIT A (or any REIT A Retained Entities) or for which either BCI GP or BCI LP has an indemnification obligation (including with respect to any “imputed underpayment”) pursuant to this Agreement (a “Tax Claim”).  QR shall have the right to control any such Tax Claim, including the right to employ counsel of its choice at its expense or, to the extent permitted under the Partnership Agreement, at the expense of the Partnership.  If QR chooses not to control any such Tax Claim, BCI GP shall have the right to control such Tax Claim provided that (i) BCI GP shall have agreed in writing to indemnify QR for any taxes, penalties or interest arising from such Tax Claim, and shall have provided evidence reasonably satisfactory to QR that BCI GP shall have the ability to pay such amounts, and (ii) BCI GP shall conduct the defense of such Tax Claim in a manner such that the resolution of such Tax Claim would not reasonably be expected to adversely affect the taxes of QR, REIT A or any of their respective affiliates in any taxable period beginning after the Effective Date.  With respect to any Tax Claim, the controlling party shall (a) keep the non-controlling party reasonably informed of the progress of any such Tax Claim, (b) allow the non-controlling party to participate in such Tax Claim (at the non-controlling party’s expense), (c) consider in good faith all reasonable comments from the non-controlling party regarding the conduct of or positions taken with respect to such Tax Claim and (d) not settle or compromise any such Tax Claim without the prior written consent of the non-controlling party (which consent shall not be unreasonably withheld, conditioned or delayed).
(e)Joinder.  QR has executed a joinder to this Agreement to agree to its indemnification and tax matters rights and obligations under this Section 4. This Section 4 shall survive the Closing.
Section 5.“As-is”; “Where-is”.
(a)Each of the BCI Parties acknowledges and agrees that at Closing, such BCI Party will acquire its share of the Subject Interests, and BCI GP will acquire the Holdco LP Interests, “AS IS, WHERE IS, WITH ALL FAULTS,” without any representations or warranties whatsoever as to their fitness, condition, merchantability or any other warranty, express or implied, except for the representations and warranties made by Partnership in this Agreement (the “Partnership Representations”).  Each BCI Party is relying on its own investigations and has not relied and will not rely on, and none of the Partnership nor any other person or entity has made, is liable for or is bound by any express or implied representations or warranties, guarantees, statements or information pertaining to the Subject Interests or the Holdco LP Interests, as applicable, by or to whomever made or given, directly or indirectly, orally or in writing, except for the Partnership Representations.  Each BCI Party specifically disclaims any warranty, guaranty, or representation, oral or written, past or present, express or implied, concerning the Subject Interests and the Holdco LP Interests, or matters related thereto, except for the Partnership Representations.  Each BCI Party represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that it is relying solely on its own expertise and that of its consultants, attorneys and advisors in accordance with this Agreement and it shall make an independent verification of the accuracy of any documents and information provided to, made available to or obtained by such BCI Party.
(b)Each BCI Party acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that the Partnership would not have agreed to enter into any portion of the Transaction without the disclaimers and other agreements set forth above.
(c)This Section 5 shall survive the Closing.
Section 6.Brokers.  Each Party represents and warrants to the other Parties that no persons are entitled, as a result of the actions of such Party, or any of their respective affiliates, to a brokerage commission, fee or similar compensation relating to the transactions contemplated by this Agreement. Each Party shall indemnify, defend and hold the other Parties harmless from and against any and all losses, costs, damages and expenses (including reasonable attorneys’ fees and court costs) actually incurred or paid by such other Party as a result of the inaccuracy of the foregoing warranty and representation by the Party. This Section 6 shall survive the Closing.
Section 7.Assignment. This Agreement may not be assigned.  Any purported attempt to assign or transfer shall constitute a material and immediate default under this Agreement.
Section 8.Captions.  The section headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.
Section 9.Entire Agreement; Modification.  This Agreement, including, without limitation, the schedules and exhibits, constitutes the entire agreement between the Parties with respect to the subject matter contained in this Agreement and all prior negotiations, discussions, writings and agreements between the Parties with respect to the subject matter of this Agreement are superseded and of no further force and effect.  Except as otherwise provided in this Agreement, no covenant, term or condition of this Agreement will be deemed to have been waived by any Party unless such waiver is in writing signed by the Party charged with such waiver.  Each Party acknowledges and agrees that no representations, warranties, promises or inducements have been made to such Party, except as expressly set forth herein, and that such Party is entering into this Agreement without reliance on any written or oral statements or representations, other than those expressly set forth in this Agreement.  For the avoidance of doubt, the Parties hereto acknowledge and agree that, except as expressly set forth herein, this Agreement does not limit, modify or amend the terms and provisions of the Partnership Agreement, which remains in full force and effect.

Section 10.Binding Effect.  Subject to the restrictions on assignment set forth in Section 7, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
Section 11.Controlling Law; Interpretation.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding choice of law principles. The words “include,” “includes” and “including” when used in this Agreement shall be deemed in each case to be followed by the words “without limitation.” Defined terms used in this Agreement shall have the same meaning whether defined or used herein in the singular or the plural, as the case may be.
Section 12.Severability.  If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
Section 13.Survival.  The representations and warranties of each of the Parties shall survive the Closing.
Section 14.Recordation.  Neither this Agreement nor any notice of this Agreement shall be recorded.
Section 15.Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE RELATING TO OR ARISING OUT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THIS WAIVER IS MADE KNOWINGLY, VOLUNTARILY, AND AFTER CONSULTING WITH (OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH) COUNSEL OF ITS OWN CHOOSING AS TO THE MEANING OF THIS WAIVER.
Section 16.Time of Essence; Calculation of Time Periods.  Time is of the essence as to each and every provision of this Agreement.  If any date upon which action is required under this Agreement (including, without limitation, any date which serves as the expiration of any time period set forth herein) shall be a Saturday, Sunday or legal holiday, the date for the performance of such action shall be extended to the first business day after such date which is not a Saturday, Sunday or legal holiday.
Section 17.Counterparts; Fax Signatures.  Signatures to this Agreement transmitted by facsimile, telecopy, E-Mail or portable document format (.pdf) shall be binding on the Party transmitting such signatures and such Party shall not use as a defense against the enforceability of this Agreement the fact that such signature so transmitted is not original.  This Agreement may be signed in counterparts, each of which shall be enforceable against the Party executing and delivering same, and all of which shall constitute a single and enforceable agreement.  In addition, counterparts of this Agreement, and any document executed in connection with this Agreement, may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000).  All such signatures may be used in the place of original “wet ink” signatures to this Agreement or such other document and shall have the same legal effect as the physical delivery of an original signature.
Section 18.No Third Party Rights.  Unless expressly stated in this Agreement to the contrary, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and their respective successors and permitted assigns.  Except in relation to third-party beneficiaries for the purposes for which they are designated as such under this Agreement, nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any Party to this Agreement.
Section 19.Agreement on Liability.  No present or future director, officer, shareholder, employee, advisor, agent, beneficiary, retiree or trustee (each, an “Exculpated Party”) of or in a Party shall have any personal liability, directly or indirectly, under or in connection with this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter.  Each Party, for itself and all of its affiliates, hereby waives any and all personal liability against the Exculpated Party under this Agreement.  The Partnership hereby agrees that the liabilities of the Partnership arising hereunder (including, without limitation, under Section 2(e)) shall be deemed to relate to the period following the Closing.  The agreements on liability contained in this Section are in addition to, and not in limitation of, any limitation on liability provided in any other provision of this Agreement or by law.
Section 20.Amendment; Waiver. This Agreement may be amended only by a written instrument executed by the Parties.  Any failure of a Party to comply with any obligation, agreement or condition under this Agreement may only be waived in writing by all Parties to this Agreement, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  No failure by a Party to take any action against any breach of this Agreement or default by another Party shall constitute a waiver of such Party’s right to enforce any provision of this Agreement or to take any such action.
Section 21.Resolution of Conflicts.  If there is any inconsistency or conflict between the terms and provisions of this Agreement and the terms and provisions of any document executed by the Parties, the terms and provisions of this Agreement shall control.
Section 22.No Presumption Regarding Drafting.  Each Party acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the Parties and shall not be construed against any Party on the basis that the Party was responsible for drafting that provision.

Section 23.Enforcement.  In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, its attorneys’ fees and other costs of litigation.  In addition to the foregoing award, the prevailing party shall also be entitled to recover its attorneys’ fees and other costs of litigation incurred in any post judgment proceedings to collect or enforce any judgment.  This provision is separate and several and shall survive the merger of this Agreement or any such other document into any judgment on this Agreement or such document.
Section 24.No Release under Partnership Agreement.  Except as expressly set forth in this Agreement, no party to the Partnership Agreement is being released of its obligations or liabilities, nor waiving any of its rights or claims, that arose under the Partnership Agreement prior to the Effective Date.

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IN WITNESS WHEREOF, the undersigned parties have executed this Distribution and Redemption Agreement as of the Effective Date.

BCI GP:

IPT BTC I GP llc, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By: /s/ Scott Seager

Name: Scott Seager

Title: Senior Vice President, Chief Financial Officer and Treasurer

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BCI LP:

IPT BTC I LP llc, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By: /s/ Scott Seager

Name: Scott Seager

Title: Senior Vice President, Chief Financial Officer and Treasurer

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PARTNERSHIP:

Build-to-core industrial partnership i lp, a Delaware limited partnership

By:	IPT BTC I GP LLC, a Delaware limited liability company, its general partner
By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By: /s/ Scott Seager

Name: Scott Seager

Title: Senior Vice President, Chief Financial Officer and Treasurer

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JOINDER

The undersigned, being a partner in the Partnership, hereby (i) consents to the execution and delivery of this Agreement and the consummation of the Transaction and the Closing and (ii) acknowledges and agrees to its indemnification and tax matters rights and obligations under Section 4 of this Agreement.

QR:

QR Master Holdings USA II LP, a Manitoba limited partnership

By:	QR USA GP Inc., a Canadian corporation, its general partner

By: /s/ Jonathan Dubois-Phillips

Name: Jonathan Dubois-Phillips

Title: President

By: /s/ Stephen Barnett

Name: Stephen Barnett

Title: Vice President

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JOINDER

The undersigned, each being a partner in the Partnership, hereby consents to the execution and delivery of this Agreement and the consummation of the Transaction and the Closing.

NEW QR GP:

QR BTC GP LLC, a Delaware limited liability company

By: /s/ Jonathan Dubois-Phillips

Name: Jonathan Dubois-Phillips

Title: President

By: /s/ Stephen Barnett

Name: Stephen Barnett

Title: Vice President

NEW QR LP:

QR Industrial LP, a Delaware limited partnership

By:	QR Industrial GP LLC, a Delaware limited liability company

By: /s/ Jonathan Dubois-Phillips

Name: Jonathan Dubois-Phillips

Title: President

By: /s/ Stephen Barnett

Name: Stephen Barnett

Title: Vice President

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JOINDER

The undersigned has executed this joinder to this Agreement for the exclusive purpose of agreeing to be bound jointly and severally with each BCI Party solely with respect to the indemnification obligations of each BCI Party under Section 4(c) of this Agreement.

BCI OP:

BCI IV Operating Partnership LP, a Delaware limited partnership

By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By: /s/ Scott Seager

Name: Scott Seager

Title: Senior Vice President, Chief Financial Officer and Treasurer

[End of signatures]